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Kathy Durr
Juniper Networks, Inc.
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Juniper Networks, Inc.
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JUNIPER NETWORKS APPOINTS ROB STURGEON EXECUTIVE VICE PRESIDENT AND GENERAL MANAGER, SECURITY
PRODUCTS GROUP

SUNNYVALE, Calif., August 25, 2005—Juniper Networks, Inc. (Nasdaq: JNPR) today announced the appointment of Rob Sturgeon, vice president, Customer Service, to the position of executive vice president and general manager, Security Products Group. In this position, Sturgeon will drive the group’s business strategy and product development roadmap as the company continues to extend its traffic processing franchise through the delivery of secure and assured networking solutions. Sturgeon succeeds Krishna ‘Kittu’ Kolluri, who will remain with Juniper through 2005 in support of the transition, after which he will pursue his passion as an investor, spearheading investments in technology start-ups between India and the US. Sturgeon’s appointment is effective immediately.

“I’m very excited to welcome Rob to his new position,” commented Scott Kriens, chairman and chief executive officer, Juniper Networks. “Rob has been an invaluable asset to Juniper over the past 4 years as the architect of a world class service organization. I’m confident that his strategic insight, customer knowledge, technical expertise and leadership skills will build on the success Kittu has helped to establish. Kittu is an inspirational, focused leader whose contributions to Juniper are reflected in the strength of the SPG team. I’m pleased to be able to announce a smooth transition, and look forward to continuing to work closely with Kittu.”

Rob Sturgeon joined Juniper Networks in December 2001 as vice president, Customer Service, tasked with extending customer service and support to more than 500 service providers and carriers worldwide. Under his leadership, Juniper Networks’ service business has grown approximately 300%, to almost $300M annualized, and support has been extended to Juniper Networks’ growing portfolio of global enterprise customers and government organizations.

Prior to joining Juniper Networks, Mr. Sturgeon was vice president of Customer Service for Lucent Technologies where he was responsible for the field services business in the western half of the United States. He spent 18 years at AT&T and subsequently Lucent Technologies serving in roles supporting service provider customers in development, technical support, sales, operations, and program management. From 1995 to 2000, Mr. Sturgeon lived in Singapore and was the managing director of Program Management for Lucent Asia Pacific. He holds a BSEE degree from the University of Dayton and a Masters in Management from Northwestern University’s Kellogg Graduate School of Management.

About Juniper Networks, Inc.
Juniper Networks is the leader in enabling secure and assured communications over a single IP network. The company’s purpose-built, high performance IP platforms enable customers to support many different services and applications at scale. Service providers, enterprises, governments and research and education institutions worldwide rely on Juniper Networks to deliver products for building networks that are tailored to the specific needs of their users, services and applications. Juniper Networks’ portfolio of proven networking and security solutions supports the complex scale, security and performance requirements of the world’s most demanding networks. Additional information can be found at www.juniper.net.

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